Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Welltower Inc. for the registration of 15,000,000 shares of its common stock pertaining to its Sixth Amended and Restated Dividend Reinvestment and Stock Purchase Plan and to the incorporation by reference therein of our reports dated February 28, 2018, with respect to the consolidated financial statements and schedules of Welltower Inc., and the effectiveness of internal control over financial reporting of Welltower Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toledo, Ohio

May 17, 2018